Exhibit 23(a)




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Jorden  Burt  Boros  Cicchetti  Berenson  & Johnson  Suite 400 East 1025  Thomas
Jefferson Street, N.W.
Washington, D.C. 20007

March 31, 1999

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, Colorado 80111

Re:     Amendment No. 3 to the Registration Statement on Form S-1
               File No. 333-11493

Ladies and Gentlemen:

We have acted as counsel to Great-West Life & Annuity Insurance Company, a Colorado corporation, regarding the federal securities laws applicable to the issuance and sale of the Contracts described therein. We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus filed today with the Securities and Exchange Commission.

Very truly yours,

/s/ Jorden Burt Boros Cicchetti Berenson & Johnson LLP

JORDEN BURT BOROS CICCHETTI BERENSON & JOHNSON LLP